Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Vicki Baker, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(703) 796-1798	(630) 218-8000 x4896
vbaker@frbir.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES CONTRIBUTION OF HONEY CREEK

OAK BROOK, Ill. (October 30, 2006) – Inland Real Estate Corporation (NYSE: IRC) announced that it has contributed the Honey Creek Commons Shopping Center located in Terre Haute, Indiana to its previously announced joint venture with Inland Real Estate Exchange Corporation (“IREX”.)  The Company purchased Honey Creek on January 11, 2006 for approximately $23.8 million.  Subsequent to the initial purchase, the Company paid additional purchase price in the form of so called “earn-outs” totaling approximately $2.6 million resulting in a total purchase price of approximately $26.4 million.  The Company is contributing the property to the joint venture at a price equal to its purchase price less debt of approximately $16 million secured by the property.  The joint venture anticipates selling undivided interest in the property through a tenant-in-common offering organized by IREX.  A special committee of the Company’s board of directors approved the transaction and concluded that the terms and conditions of the contribution were fair to the Company.

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns and manages 145 neighborhood, community and single-tenant retail centers located in the midwestern United States.  Additional information on Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.